Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Issuance of Convertible Senior
Subordinated Notes Due 2011 in Exchange for $79.3 Million of its
Convertible Subordinated Notes Due 2007

Cambridge, MA, September 13, 2004 – Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today that six holders of its existing 5% Convertible Subordinated Notes due 2007 have agreed to exchange approximately $79.3 million in aggregate principal amount of such existing notes for approximately $79.3 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  The Senior Subordinated Notes will be issued through a private offering to qualified institutional buyers.  The exchange is expected to close on September 17, 2004.

The Senior Subordinated Notes are identical in terms to the notes issued by Vertex in February 2004 and will be convertible into Vertex common stock at a price equal to $14.94 per share, subject to adjustment in certain circumstances, which represents a 41.6% premium over the average closing prices for the last four trading days of the Vertex common stock, or $10.55.  The Senior Subordinated Notes will bear an interest rate of 5.75% per annum, mature on February 15, 2011 and will be redeemable by Vertex on or after February 15, 2007.

With the completion of this transaction, Vertex will have $82.6 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 and $232.4 million in aggregate principal amount of 5.75% Convertible Senior Subordinated Notes due 2011.  The $153.1 million of 5.75% Convertible Senior Subordinated Notes due 2011 issued in February 2004 and the newly issued $79.3 million of 5.75% Convertible Senior Subordinated Notes due 2011 will trade as separate series.

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Vertex has agreed to file a registration statement for the resale of the new notes and the shares of common stock issuable upon conversion of the new notes within 120 days after the closing of the offering.

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities.

The new notes and the common stock issuable upon conversion of the new notes have not been registered under the Securities Act of 1933 or any state securities laws, and are being offered only to qualified institutional buyers in transactions not subject to the registration requirements of the Securities Act.  Unless so registered, the new notes and the common stock issued upon conversion of the new notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Lora Pike, Manager, Investor Relations, (617) 444-6755